SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Acquisition of Acquired West Virginia and Southwest Pennsylvania Properties

On December 23, 2014, Southwestern Energy Company (the “Company”) filed a Current Report on Form 8-K (the “Closing Report”) to report that a subsidiary of the Company completed the acquisition of certain oil and gas assets from a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) covering approximately 413,000 net acres in West Virginia and southwest Pennsylvania targeting natural gas, natural gas liquids (“NGLs”) and crude oil contained in the Upper Devonian, Marcellus and Utica Shales for approximately $4.975 billion, subject to customary closing adjustments (the “Acquisition”). The accompanying Statements of Revenues and Direct Operating Expenses represent the direct undivided interests in the revenue and direct operating expenses associated with the Properties.

In connection with the Acquisition, on December 19, 2014, the Company entered into a $4.5 billion unsecured 364-day bridge term loan facility (the “Bridge Facility”) and a $500 million unsecured two-year term loan facility (the “Term Loan Facility”), each with syndicate of lenders, including affiliates of the underwriters of this offering. On December 22, 2014, the Company incurred aggregate borrowings of $5 billion under the Bridge Facility and the Term Loan Facility to finance the Acquisition and to pay certain fees and expenses in connection with the Acquisition.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements and accompanying notes reflect the pro forma effects of the Acquisition and financing assuming the use of the Bridge Facility, Term Facility and existing revolving credit facility as of January 1, 2013. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013 have been prepared based on the Company’s historical consolidated statements of operations for such periods, and were prepared as if the Acquisition and related financing had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet at September 30, 2014 was prepared based on the Company’s historical consolidated balance sheet at September 30, 2014, and was prepared as if the Acquisition and related financing had occurred on September 30, 2014.

Final working capital and other post-closing adjustments have not been reflected in these unaudited pro forma condensed combined financial statements.  Further, the initial purchase accounting for the Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed reviews and valuations are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.  Additionally, the unaudited pro forma condensed combined financial statements do not reflect costs of integration activities or benefits that may result from other efficiencies.

The pro forma data is based on assumptions and include adjustments as explained in the notes herein. Management believes that the assumptions used to prepare the unaudited pro forma condensed combined financial statements and accompanying notes provide a reasonable and reliably determinable basis for presenting the significant effects directly attributable to the Acquisition and related financing. The pro forma data should not be viewed as indicative of what the actual financial position or results of operations would have been had we completed the transaction on the above dates, nor are they necessarily indicative of future results. The unaudited pro forma condensed combined financial statements should be read together with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, the historical Statements of Revenues and Direct Operating Expenses for the acquired Properties and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K filed on December 19, 2014.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2014

		Pro Forma	Pro Forma
	Southwestern	Acquisition	Financing	Southwestern
	Historical	Adjustments (a)	Adjustments (b)	Pro Forma
ASSETS	(in millions)
Current assets:
Cash and cash equivalents	$20	$(4,975)	$4,975	$20
Accounts receivable	457	–	–	457
Inventories	37	1	–	38
Derivative assets	117	–	–	117
Other current assets	29	–	53	82
Total current assets	660	(4,974)	5,028	714
Natural gas and oil properties, using the full cost method, including $3,622 million in 2014 excluded from amortization	14,945	5,025	–	19,970
Gathering systems	1,415	–	–	1,415
Other	685	6	–	691
Less: Accumulated depreciation, depletion and amortization	(8,652)	–	–	(8,652)
Total property and equipment, net	8,393	5,031	–	13,424
Other long-term assets	124	–	–	124
TOTAL ASSETS	$9,177	$57	$5,028	$14,262

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$689	$–	$–	$689
Short-term debt	1	–	4,528	4,529
Taxes payable	69	–	–	69
Interest payable	14	–	–	14
Current deferred income taxes	32	–	–	32
Derivative liabilities	36	–	–	36
Other current liabilities	47	3	–	50
Total current liabilities	888	3	4,528	5,419
Long-term debt	1,806	–	500	2,306
Deferred income taxes	1,913	–	–	1,913
Pension and other postretirement liabilities	17	–	–	17
Other long-term liabilities	260	54	–	314
Total long-term liabilities	3,996	54	500	4,550
Commitments and contingencies
Equity:
Common stock, $0.01 par value; authorized 1,250,000,000 shares; issued 353,125,665 shares in 2014	4	–	–	4
Additional paid-in capital	1,005	–	–	1,005
Retained earnings	3,265	–	–	3,265
Accumulated other comprehensive income	19	–	–	19
Total equity	4,293	–	–	4,293
TOTAL LIABILITIES AND EQUITY	$9,177	$57	$5,028	$14,262

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

		Pro Forma		Pro Forma
	Southwestern	Acquisition		Financing		Southwestern
	Historical	Adjustments		Adjustments		Pro Forma
	(in millions, except share/per share amounts)

Operating Revenues:
Gas sales	$2,155	$113	(c)	$–		$2,268
Gas marketing	765	–		–		765
Oil sales	12	123	(c)	–		135
NGL sales	1	104	(c)			105
Gas gathering	143	–		–		143
	3,076	340		–		3,416
Operating Costs and Expenses:
Gas purchases – midstream services	752	–		–		752
Operating expenses	309	29	(c)	–		338
General and administrative expenses	162	–		–		162
Depreciation, depletion and amortization	693	200	(d)	–		893
Taxes, other than income taxes	72	28	(c)	–		100
	1,988	257		–		2,245
Operating Income	1,088	83		–		1,171
Interest Expense:
Interest on debt	75	–		68	(e)	143
Other interest charges	4	–		70	(e)	74
Interest capitalized	(40)	–		(45)	(e)	(85)
	39	–		93		132

Other Gain, Net	1	–		–		1
Loss on Derivatives	(29)	–		–		(29)

Income (Loss) Before Income Taxes	1,021	83		(93)		1,011
Provision for Income Taxes:
Current	34	–		–		34
Deferred	375	33	(f)	(37)	(f)	371
	409	33		(37)		405
Net Income (Loss)	$612	$50		$(56)		$606

Earnings Per Share:
Basic	$1.74					$1.72
Diluted	$1.74					$1.72

Weighted Average Common Shares Outstanding:
Basic	351,357,913					351,357,913
Diluted	352,334,546					352,334,546

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

SOUTHWESTERN ENERGY COMPANY AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013

		Pro Forma		Pro Forma
	Southwestern	Acquisition		Financing		Southwestern
	Historical	Adjustments		Adjustments		Pro Forma
	(in millions, except share/per share amounts)

Operating Revenues:
Gas sales	$2,382	$121	(c)	$–		$2,503
Gas marketing	792	–		–		792
Oil sales	14	131	(c)	–		145
NGL sales	2	90	(c)			92
Gas gathering	181	–		–		181
	3,371	342		–		3,713
Operating Costs and Expenses:
Gas purchases – midstream services	782	–		–		782
Operating expenses	328	35	(c)	–		363
General and administrative expenses	191	–		–		191
Depreciation, depletion and amortization	787	246	(d)	–		1,033
Taxes, other than income taxes	79	30	(c)	–		109
	2,167	311		–		2,478
Operating Income	1,204	31		–		1,235
Interest Expense:
Interest on debt	100	–		96	(e)	196
Other interest charges	4	–		154	(e)	158
Interest capitalized	(63)	–		(71)	(e)	(134)
	41	–		179		220

Other Gain, Net	2	–		–		2
Gain on Derivatives	26	–		–		26

Income (Loss) Before Income Taxes	1,191	31		(179)		1,043
Provision for Income Taxes:
Current	(11)	–		–		(11)
Deferred	498	13	(f)	(73)	(f)	438
	487	13		(73)		427
Net Income (Loss)	$704	$18		$(106)		$616

Earnings Per Share:
Basic	$2.01					$1.76
Diluted	$2.00					$1.75

Weighted Average Common Shares Outstanding:
Basic	350,465,430					350,465,430
Diluted	351,101,452					351,101,452

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)  BASIS OF PRESENTATION

On December 23, 2014, Southwestern Energy Company (the “Company”) filed a Current Report on Form 8-K (the “Closing Report”) to report that a subsidiary of the Company completed the acquisition of certain oil and gas assets from a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) covering approximately 413,000 net acres in West Virginia and southwest Pennsylvania targeting natural gas, natural gas liquids (“NGLs”) and crude oil contained in the Upper Devonian, Marcellus and Utica Shales for approximately $4.975 billion, subject to customary closing adjustments (the “Acquisition”). The accompanying Statements of Revenues and Direct Operating Expenses represent the direct undivided interests in the revenue and direct operating expenses associated with the Properties.

The historical financial information is derived from the historical, consolidated financial statements of the Company and the historical statements of revenues and direct operating expenses for the Chesapeake Properties (which are based on information provided by Chesapeake). The unaudited pro forma condensed combined statements of operations were prepared assuming the Acquisition and related financing transactions occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet at September 30, 2014 was prepared based on the Company’s historical consolidated balance sheet at September 30, 2014, and was prepared as if the Acquisition and related financing had occurred September 30, 2014.

The unaudited pro forma condensed combined financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the Company’s management; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the Acquisition and related financing transactions. These unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and may or may not provide an indication of results in the future. As part of the Acquisition, the Company has obligations for demand charges under firm transportation agreements and gathering agreements that vary in length over approximately the next 40 years, with a peak capacity of approximately 517 MMcf/day in 2017.

(2)  PRO FORMA ADJUSTMENTS AND OTHER INFORMATION

Balance Sheet. The unaudited pro forma condensed combined balance sheet at September 30, 2014 reflects the following adjustments:

(a)	Adjustments to reflect the consideration paid and the preliminary fair value measurements of assets acquired and liabilities assumed by the Company for the Acquisition.

The Acquisition qualifies as a business combination, and as such, the Company estimated the fair value of these properties assuming a September 30, 2014 acquisition close date, in accordance with the Financial Accounting Standards Board’s authoritative guidance on business combinations. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements also utilize market assumptions of market participants.

The Company used a discounted cash flow model to calculate the fair value of oil and natural gas properties and asset retirement obligations (“ARO”). The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs to the valuation of oil and natural gas properties include the Company’s estimates of i) quantities of oil and natural gas reserves, ii) future commodity prices, iii) future operating and development costs, iv) projections of future timing and rates of production, v) expected recovery rates and vi) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates.

Estimating the future ARO requires management to make estimates and judgments regarding the existence of a liability and settlement timing, as well as what constitutes adequate restoration. Inherent in the fair value calculation are numerous assumptions and judgments including the ultimate costs, inflation factors, credit adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments.

The Company estimates the fair value of the Acquisition to be approximately $4,975 million, which the Company considers to be representative of the price paid by a typical market participant. This measurement resulted in no goodwill or bargain purchase price being recognized. The acquisition costs were insignificant and were expensed as incurred. The Acquisition is considered a taxable transaction; therefore, no deferred tax amounts were recognized at the acquisition date as the tax basis of the assets acquired and liabilities assumed were recorded at fair value.

The following table summarizes the consideration paid for the Acquisition and the fair value of the assets acquired and liabilities assumed as of September 30, 2014. The purchase price allocation is preliminary and subject to adjustments (including adjustments based upon title and environmental due diligence currently being completed).

Consideration given to Acquisition (in millions):
Cash	$4,975
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved natural gas and oil properties	$2,440
Unproved natural gas and oil properties	2,585
Other property and equipment	6
Inventory	1
Asset retirement obligations	(57)
$4,975

(b)	Adjustments to reflect the financing transactions related to the Acquisition.

The Company obtained a commitment from Bank of America, N.A. for a $4.5 billion 364-day senior unsecured bridge term loan credit facility and a $500 million two-year senior unsecured term loan credit facility. These pro forma financial statements assumed the use of the Bridge Facility and Term Facility to finance the Acquisition resulting in assumed aggregate proceeds to the Company of $5.0 billion. Additional assumed offering expenses payable by the Company would total approximately $52.6 million, which were assumed to be funded by the Term Facility and the Company’s revolving credit facility, and are included in other current assets on the unaudited pro forma condensed combined balance sheet at September 30, 2014. The Company’s historical unevaluated balance was $1,037 million and assumed $2,585 million unevaluated balance attributable to the Acquisition properties, resulting in a pro forma unevaluated balance of $3,622 million in the natural gas and oil properties line of the balance sheet as of September 30, 2014.

Statements of Operations. The unaudited pro forma condensed combined statements of operations for the nine month period ended September 30, 2014 and the year ended December 31, 2013 reflect the following adjustments:

(c)

Revenues, direct operating expenses, and taxes, other than income taxes, of the oil and natural gas properties acquired in the Acquisition. The pro forma adjustments represent the reclassification of the acquired Properties’ gas, oil and NGL sales, and direct operating expenses, to conform to the presentation of the Company.

(d)

Depreciation, depletion and amortization (“DD&A”) and accretion expense for ARO related to the Properties. DD&A was calculated using the unit-of-production method under the full-cost method of accounting, and includes adjustments for (1) the increase in DD&A reflecting the fair values and production volumes attributable to the Properties and (2) the revision to the Company’s DD&A rate reflecting the proved reserve volumes acquired and future development costs associated with the Acquisition. The pro forma DD&A rate is $1.25 per Mcfe and $1.28 per Mcfe for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. This adjustment also includes the straight-line depreciation on other property and equipment of $0.3 million and $0.4 million and the additional accretion expense on ARO of $2.3 million and $2.9 million attributable to the Properties for the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively.

(e)

Interest expense, net of capitalized interest, and amortization of deferred financing costs and fees associated with the assumed borrowings under the Bridge Facility, Term Facility and revolving credit facility for the periods presented. The Company assumed that it would utilize the Bridge Facility for the year ended December 31, 2013 and enter into a new Bridge Facility agreement on January 1, 2014, with the same financing terms as the Bridge Facility utilized for the year ended December 31, 2013.  The Company assumed $153.8 million for deferred financing costs and fees associated with borrowings under the Bridge facility for both the nine months ended September 30, 2014 and year ended December 31, 2013.  The Company assumed other interest charge expense of $70.4 million and $153.8 million associated with the amortization of deferred financing costs and fees, for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.  The other interest charge expense for the nine months ended September 30, 2014 was significantly lower as compared to the year ended December 31, 2013, due to the timing of recognition and amortization of the deferred financing costs and fees.  Interest expense of $68.2 million and $96.5 million was computed using an effective interest rate of 1.5% and 1.8% for borrowings under its revolving credit facility, an estimated interest rate of 1.8% and 1.9% for assumed borrowings of $4.5 billion under our Bridge Facility, and an estimated interest rate of 1.5% and 1.6% for assumed borrowings of $500 million under our Term Facility, for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.  A 1/8% change in the interest rate associated with the Bridge Facility, Term Facility and revolving credit facility would result in a change in interest expense of approximately $4.9 million and $6.3 million for the nine months ended September 30, 2014 and year ended December 31, 2013, respectively.  Interest capitalized for the nine months ended September 30, 2014 and year ended December 31, 2013, was assumed to be $44.6 million and $71.2 million, respectively.  The assumptions above are for pro forma purposes only, as the Company intends to replace the Bridge Facility with permanent financing which includes a mix of long-term debt and equity.

(f)

Income tax expense for the nine months ended September 30, 2014 and the year ended December 31, 2013 was recorded at 40.0% and 40.9% of pre-tax net income, respectively. The Company’s effective tax rates for the periods presented were consistent with the statutory tax rate applicable to the U.S. and the blended state rate for the states in which the Company conducts business.

(3)  PROVED RESERVES AND OPERATING DATA

Proved Reserves

The following table sets forth information about the Company’s historical estimated net proved reserves as of December 31, 2013. This reserve data represents the estimates of our reservoir engineers made under the supervision of our management. A significant portion of these reserves were audited by Netherland, Sewell & Associates, Inc., or NSAI, an independent petroleum engineering firm, as of December 31, 2013.

In addition, the following table also sets forth information as of December 31, 2013 about the estimated net proved reserves attributable to the properties acquired in our previously-announced transaction with Chesapeake, and our pro forma estimated net proved reserves as if the Acquisition had occurred on December 31, 2013.  The acquired reserve estimates at December 31, 2013 presented in the table below were prepared by Chesapeake’s reserve engineers, in accordance with the authoritative guidance of the FASB on natural gas and oil reserve estimation and disclosures.

Reserve estimates are inherently imprecise and are generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, reserve estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

	December 31, 2013
	Pro Forma	Acquired Reserves	Southwestern Historical
Proved Reserves
Developed:
Natural gas (MMcf)	4,788,618	551,123	4,237,495
Oil (MBbl)	10,984	10,612	372
Natural gas liquids (MBbl)	21,599	21,599	-
Undeveloped:
Natural gas (MMcf)	3,105,403	368,821	2,736,582
Oil (MBbl)	3,845	3,844	1
Natural gas liquids (MBbl)	18,968	18,968	-
Total Proved Reserves
(MMcfe)[1]	8,226,402	1,250,087	6,976,315
Calculated average price used in estimates[2]:
Gas ($/Mcf)	$3.67	$3.67	$3.67
Oil ($/Bbl)	$96.74	$96.82	$93.42

1

Oil, condensate, and natural gas liquids are converted to natural gas at the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas. This conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy equivalent of a barrel of oil, condensate, or natural gas liquids to an Mcf of natural gas. The sales price of one barrel of oil, condensate, or natural gas liquids has been much higher than the sales price of six Mcf of natural gas over the last several years, so a six to one conversion ratio does not represent the economic equivalency of six Mcf of natural gas to one barrel of oil, condensate, or natural gas liquids.

2

Reflects natural gas and oil spot prices based on the average price during the 12-month period before the date of the estimate determined as an unweighted, arithmetic average of the first day of the month price for each month in the period.

Sustained lower commodities prices, especially natural gas, can reduce the quantity of our reserves by causing the economic limit of our developed and proposed undeveloped wells (the point at which the costs to operate exceed the value of estimated future production, assuming constant prices and costs under Securities Exchange Commission rules) to occur earlier in their productive lives than would be the case with higher prices. Our undeveloped reserves may also be reduced by the elimination of wells we planned to drill because they would not be economically producible at such prices and costs. Our proved undeveloped reserves may also be eliminated, or reduced to probable reserves, by the deferral of drilling of otherwise economic wells beyond the five year proved reserve development horizon as a result of revisions to our development plan adopted in response to lower prices or otherwise.

Pro forma Standardized Measure of Discounted Future Net Cash Flows

The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved crude oil and natural gas reserves of the Company and of the properties acquired in the Acquisition on a pro forma combined basis as of December 31, 2013. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of our estimated oil and natural gas reserves or those estimated oil and natural gas reserves attributable to the Properties acquired.

	December 31, 2013
	Southwestern	Acquired
	Historical	Reserves	Adjustment	Pro Forma
(In millions)
Future Cash Inflows	$22,625	$5,081	$-	$27,706
Future Production Costs	(8,896)	(942)	-	(9,838)
Future Development Costs	(3,627)	(547)	-	(4,174)
Future Income Tax	(3,223)	-	(1,478)	(4,701)
Future Net Cash Flows	$6,879	$3,592	$(1,478)	$8,993
Discount to present value at 10% annual rate	(3,143)	(2,106)	867	(4,382)
Standardized Measure	$3,736	$1,486	$(611)	$4,611

Pro forma income tax expense reflects expense on the combined future net cash flows based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. Variances in the Company’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.

Operating Data

The following table sets forth certain information regarding production volumes associated with our sale of natural gas, oil and natural gas liquids for the year ended December 31, 2013.  Pro forma information for the year ended December 31, 2013 gives effect to the Acquisition as if it occurred on January 1, 2013.

	Year Ended December 31, 2013
	Pro	Acquired	Southwestern
	Forma	Properties	Historical
Net production:
Natural gas (MMcf)	713,676	57,972	655,704
Oil (MBbl)	1,660	1,522	138
NGL (MBbl)	2,547	2,497	50
Total (MMcfe)	738,918	82,086	656,832